SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                             METRA BIOSYSTEMS, INC.
                             ----------------------
                (Name of Registrant as Specified in its Charter)

      --------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:
            __________________________________

      2)    Aggregate number of securities to which transaction applies:
            __________________________________

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            __________________________________

      4)    Proposed maximum aggregate value of transaction:
            __________________________________

      5)    Total fee paid:__________________________________

      |_|   Fee paid previously with preliminary materials.

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:__________________________________

      2)    Form, Schedule, or Registration Statement No.:_____________________

      3)    Filing Party:__________________________________

      4)    Date Filed:__________________________________

                             METRA BIOSYSTEMS, INC.

                              -------------------

                    Notice of Annual Meeting of Shareholders
                          To Be Held December 14, 1998

                               -------------------

      The Annual Meeting of Shareholders (the "Annual Meeting") of Metra Biosystems, Inc., a California corporation (the "Company"), will be held at the principal executive offices of the Company, located at 265 North Whisman Road, Mountain View, California, 94043 on Monday, December 14, 1998, at 10:00 a.m., local time, for the following purposes:

      1. To elect seven (7) directors of the Company to serve until the 1998 Annual Meeting of Shareholders or until their respective successors are elected and qualified;

      2. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the year ending June 30, 1999; and

      3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

      The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement that is attached and made a part of this Notice.

      The Board of Directors has fixed the close of business on October 16, 1998 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

      All shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, date, sign, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                        By Order of the Board of Directors,


                                        Mark B. Weeks
                                        Secretary

Mountain View, California
October 28, 1998

--------------------------------------------------------------------------------
                                    IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT PRESENT AT THE MEETING, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.
                         THANK YOU FOR ACTING PROMPTLY.
--------------------------------------------------------------------------------

                                METRA BIOSYSTEMS
                             265 North Whisman Road
                         Mountain View, California 94043

                               -------------------

                                 PROXY STATEMENT

                               -------------------

General

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Metra Biosystems, Inc., a California corporation (the "Company"), of proxies in the enclosed form for use in voting at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the principal executive offices of the Company, located at 265 North Whisman Road, Mountain View, California, 94043 on Monday, December 14, 1998, at 10:00 a.m., local time, and any adjournment or postponement thereof.

      This Proxy Statement, the enclosed proxy card, and the Company's Annual Report to Shareholders for the year ended June 30, 1998, including financial statements, were first mailed to shareholders entitled to vote at the meeting on or about October 28, 1998.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
George W. Dunbar, Jr.) a written notice of revocation, or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Record Date; Voting Securities

      The close of business on October 16, 1998 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had approximately 12,689,844 shares of Common Stock outstanding and held of record by approximately 120 shareholders.

Voting and Solicitation

      Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters and is entitled to cumulate votes for the election of directors, subject to the conditions described below.

      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Company's appointed Inspector of Elections. The Inspector of Elections will also determine whether or not a quorum is present. Except with respect to the election of directors and except in certain other specific circumstances, the affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required under California law for approval of proposals presented to shareholders. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of

Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Thus, an abstention will have the same effect as a vote against a particular proposal.

      The shares represented by the proxies received, properly marked, dated, signed, and not revoked, will be voted at the Annual Meeting. Where such proxies specify a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications made. Any proxy in the enclosed form which is returned but is not marked will be voted FOR the election of directors, FOR ratification of the appointment of the designated independent auditors, and as the proxy holders deem advisable on other matters that may come before the meeting as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will be considered as represented for purposes of determining a quorum, but will not be considered as voting, with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

      The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, by telephone, or by facsimile through its officers, directors, and employees, none of whom will receive additional compensation for assisting with the solicitation.

                              SHAREHOLDER PROPOSALS

      Proposals of shareholders intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by George W. Dunbar, Jr., Metra Biosystems, Inc., 265 North Whisman Road, Mountain View, California 94043, no later than July 16, 1999.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended June 30, 1998, all Reporting Persons complied with all applicable filing requirements.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information that has been provided to the Company with respect to beneficial ownership of shares of the Company's Common Stock as of September 30, 1998 for (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) the Company's Chief Executive Officer and the Company's other four most highly paid executive officers who earned in excess of $100,000 during the fiscal year ended June 30, 1998 (collectively, the "Named Executive Officers"), (iii) each director of the Company and (iv) all directors and executive officers of the Company as a group.

                                                    Shares     Percent of Shares
                                                 Beneficially    Beneficially
                              Name                 Owned(1)       Owned(1)(2)
                              ----               ------------  -----------------

Smith Barney Holdings Inc. (3)..................    2,192,022        17.27%
Mitchell & Henry, Inc. (4)......................    1,339,900        10.56
Wisconsin Investment Board......................    1,170,000         9.22
Weiss, Peck, & Greer............................      916,290         7.21
George W. Dunbar, Jr. (5).......................      213,463         1.67
John F. Coombes (6).............................       45,233         *
Debby R. Dean (7)...............................       23,454
Gerald J. Allen, Ph.D. (8)......................       26,561         *
Kurt E. Amundson (9)............................        4,099         *
Ronald T. Steckel (10)..........................       21,639         *
Claude D. Arnaud, M.D. (11).....................       66,629         *
Mariann Byerwalter..............................            0         *
John L. Castello (12)...........................       23,333         *
Gregory B. Lawless, Ph.D........................            0         *
Mary Lake Polan, M.D., Ph.D. (13)...............       29,164         *
Asset Management Associates 1989, LP (14).......      593,928         4.67
Craig C. Taylor (14)............................      593,928         4.67
All directors and executive officers as a group
   (12 persons) (5) to (14).....................    1,047,501         8.09%

----------

*     Less than 1%.

(1) The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2) Calculations of percentage of beneficial ownership assume the exercise by only the respective named shareholder of all options for the purchase of Common Stock held by such shareholder which are exercisable within 60 days of September 30, 1998.

(3) Smith Barney Holdings Inc. shares with Travelers Group Inc. voting and investment power with respect to all shares of Common Stock shown as beneficially owned by Smith Barney Holdings Inc.

(4) Includes 240,000 shares owned by Thomas S. Mitchell, 208,000 owned by Thomas Mitchell & Co. LP, and 95,200 shares owned by Thomas Mitchell Management Co., Inc. The Company believes these persons are affiliated and has aggregated such shares as beneficially owned by Mitchell & Henry, Inc.

(5) Includes 8,600 shares held by his children and 81,557 shares issuable upon exercise of options exercisable within 60 days of September 30, 1998.

(6) Includes 40,508 shares issuable upon exercise of options exercisable within 60 days of September 30, 1998.

(7) Includes 17,998 shares issuable upon exercise of options exercisable within 60 days of September 30, 1998.

(8) Includes 26,561 shares issuable upon exercise of options exercisable within 60 days of September 30, 1998.

(9)   Mr. Amundson terminated employment with the Company on May 31, 1998.

(10)  Mr. Steckel terminated employment with the Company on June 30, 1998.

(11) Includes 24,962 shares issuable upon exercise of options exercisable within 60 days of September 30, 1998.

(12) Includes 23,333 shares issuable upon exercise of options exercisable within 60 days of September 30, 1998.

(13) Includes 1,665 shares held by her children and 27,499 shares issuable upon exercise of options exercisable within 60 days of September 30, 1998.

(14) Includes 12,500 shares issuable upon exercise of options exercisable within 60 days of September 30, 1998 and 581,428 shares held by Asset Management Associates 1989, LP Because Mr. Taylor is a general partner of AMC Partners 89, LP, the general partner of Asset Management Associates 1989, LP, he may be deemed to be a beneficial owner of such shares. Mr. Taylor disclaims beneficial ownership of such shares except to the extent of his interest in such shares arising from his interest in AMC Partners 89, LP

                             EXECUTIVE COMPENSATION

      The following table shows the compensation received in the fiscal year ended June 30, 1998 by the Company's Chief Executive Officer and the Named Executive Officers, and the compensation received by certain of such individuals for the Company's prior three fiscal years.

                           Summary Compensation Table

                                                                                      Long-Term Compensation
                                                                                --------------------------------
                                                                                   Awards            Payouts
                                                                                ------------     ---------------
                                                    Annual Compensation          Securities
                                       Fiscal      --------------------          Underlying         All Other
Name & Principal Position               Year        Salary     Bonus(1)         Options/SARs*    Compensation(2)
-------------------------               ----       --------    --------         ------------     ---------------
George W. Dunbar, Jr.................   1998       $236,250          --             70,000         $      819
   President and Chief Executive        1997       $225,000          --            145,000         $      735
   Officer                              1996       $200,081     $40,000            170,000         $    1,894

John F. Coombes......................   1998       $160,220          --                 --         $   15,243
   Vice President, Sales and            1997       $145,868          --             89,000         $   12,828
   Marketing                            1996       $112,212          --              9,000         $   14,829

Debby R. Dean........................   1998       $134,521          --             12,000         $      675
  Vice President, Human Resources       1997       $136,250          --             32,000         $    7,432
  and Administration                    1996       $109,375          --             44,000         $   18,504

Gerald J. Allen......................   1998       $155,000          --                 --         $   77,887
   Vice President, Immunoassays         1997       $ 12,917     $32,917             75,000                 41

Ronald T. Steckel (3)................   1998       $208,097          --             40,000         $      819
   Senior Vice President                1997       $195,000          --             87,500         $      735
                                        1996       $165,081     $10,000             62,500         $   15,121

Kurt E. Amundson (4).................   1998       $176,534          --             30,000         $      819
   Vice President and Chief             1997       $171,200          --            100,000         $      720
   Financial Officer                    1996       $ 71,913     $20,000            150,000         $      245

----------

* Includes options canceled as a result of repricing as follows: George W. Dunbar, Jr.: 75,000 options canceled in 1996, 95,000 options canceled in 1997; John F. Coombes: 9,000 options canceled in 1997; Debby R. Dean:
      22,000 options canceled in 1996, 22,000 options canceled in 1997; Ronald
      T. Steckel: 25,000 options canceled in 1996, 37,500 options canceled in 1997; Kurt E. Amundson: 75,000 options canceled in 1997.

(1) These bonuses were paid based upon the individual's performance in the prior fiscal year or as a signing bonus paid upon the commencement of employment.

(2) Amounts reported consist of: (i) forgiveness of amounts due under loans from the Company to assist in the purchase of homes (Mr. Steckel and Dr. Allen), (ii) relocation expenses paid for by the Company (Dr. Allen and Ms. Dean), (iii) premiums paid on life and accidental death and dismemberment insurance policies for the officer's benefit, and (iv) car allowance (Mr. Coombes only).

(3)   Mr. Steckel terminated employment with the Company in June 1998.

(4)   Mr. Amundson terminated employment with the Company in May 1998.

      Mr. Dunbar has entered into an agreement with the Company dated May 24, 1991 which provides that in the event his employment with the Company is terminated by the Company without cause, he will be entitled to receive his monthly base salary and benefits for each month he is unable to find suitable employment while seeking such employment in good faith, but in no event will such payments continue for less than three months nor more than twelve months.

      Mr. Coombes has entered into an agreement with the Company dated August 2, 1994, which provides that in the event that his employment with the Company is terminated by him or the Company a notice period of six months, plus one week for each completed year of service to a maximum of 12 additional weeks notice, is required.

      Dr. Allen has entered into an agreement with the Company dated April 15, 1997 which provides that in the event that his employment with the Company is terminated by the Company without cause, he will be entitled to receive his monthly base salary and benefits for each month he is unable to find suitable employment while seeking such employment in good faith, but in no event will such payments continue for more than six months.

      Ms. Dean has entered into an agreement with the Company dated July 15, 1997 which provides that in the event that her employment with the Company is terminated by the Company without cause, she will be entitled to receive her monthly base salary and benefits for each month she is unable to find suitable employment while seeking such employment in good faith, but in no event will such payments continue for more than six months.

      Messrs. Steckel and Amundson entered into agreements with the Company dated February 1, 1992 and January 2, 1996, respectively, that in the event that each of their employment with the Company was terminated by the Company without cause, they would each be entitled to receive their monthly base salary and benefits for each month they were unable to find suitable employment while seeking such employment in good faith, but in no event would such payments have continued for more than six months. Mr. Steckel terminated his employment with the Company on June 30, 1998. Mr. Amundson terminated his employment with the Company on May 31, 1998.

      During 1997, the Company entered into Change of Control Agreements with each of Messrs. Dunbar, Coombes, Steckel, Amundson, Dr. Allen, and Ms. Dean, and (the "Change of Control Agreements"). The Change of Control Agreements provide that, in the event of (1) a merger or consolidation that results in more than 50% of the voting stock of the Company or its successor changing ownership (whether or not approved by the Board) and in a change in the composition of the Board of Directors as a result of which fewer than a majority of the incumbent directors remain directors after the event; (2) the sale of all or substantially all of the Company's assets; or (3) approval of a plan of complete liquidation of the Company (a "Change of Control"), all restricted stock and stock options outstanding on the date of the Change of Control (the "Shares") will immediately vest to the extent of 50% of the Shares that have not otherwise vested as of the date of the Change of Control and be freely transferable or exercisable at the completion of the transaction, whether or not the officer's employment is terminated by the Company or a successor corporation. If an officer is involuntarily terminated by the Company following a Change of Control and prior to the second anniversary of the Change of Control, such officer will receive salary continuation and continuation of health and life insurance benefits for a period of 12 months, pro-rated payment of such officer's target bonus for the year and immediate and complete acceleration of vesting of the Shares.

      The following table provides certain information with respect to stock options granted to the Named Executive Officers in the last fiscal year. In addition, as required by Securities and Exchange Commission rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

                      Option/SAR Grants in Last Fiscal Year

                                             Individual Grants(1)
                          ------------------------------------------------------   ---------------------
                                                                                    Potential Realizable
                                        Percent of Total                              Value at Assumed
                            Number of     Options/SARs    Exercise                 Annual Rates of Stock
                           Securities      Granted to      or Base                   Price Appreciation
                           Underlying     Employees in      Price                    For Option Term(2)
                          Options/SARs        (%)         Per Share   Expiration   ---------------------
Name                       Granted (#)    Fiscal Year      ($/sh)        Date         5% ($)     10% ($)
----                      ------------  ----------------  ---------   ----------   ----------  ---------
George W. Dunbar, Jr. ...     70,000        22.64%        $   4.75     08/2007      $209,107    $529,919

John F. Coombes .........         --           --               --          --            --          --

Debby R. Dean ...........     12,000         3.88%        $   4.75     08/2007      $ 35,847    $ 90,843

Gerald J. Allen, Ph.D. ..         --           --               --          --            --          --

Ronald T. Steckel .......     40,000        12.94%        $   4.75     08/2007      $119,490    $302,811

Kurt E. Amundson ........     30,000         9.70%        $   4.75     08/2007      $ 89,617    $227,108

----------

(1) Options vest over four years as follows: Mr. Dunbar: 0% in year 1, 14.3% in year 2, 14.3% in year 3, 71.4% in year 4; Mr. Steckel: 0% in year 1, 12.5% in year 2, 12.5% in year 3, 75% in year 4; Mr. Amundson and Ms.
      Dean: 100% in year 4.

(2) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share from the date of grant to the end of the option term. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock and the timing of option exercises, as well as the optionee's continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

      The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the last fiscal year. In addition, the table sets forth the number of shares covered by stock options as of June 30, 1998, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option on June 30, 1998.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                               Number of                  Value of
                                                              Unexercised                Unexercised
                                                            Options/SARs at             In-the-Money
                              Shares                      Fiscal Year End (#)          Options/SARs at
                            Acquired on        Value          Exercisable/           Fiscal Year End ($)
Name                       Exercise (#)    Realized ($)      Unexercisable      Exercisable/Unexercisable(1)
----                       ------------    ------------   ------------------    ----------------------------
George W. Dunbar, Jr. ..        --              --         66,456 / 148,544                 -- / --
John  F. Coombes .......        --              --         33,838 / 68,105              13,257 / --
Debby R. Dean ..........        --              --         14,666 / 29,334                  -- / --
Gerald J. Allen ........        --              --         18,750 / 56,250                  -- / --
Ronald T. Steckel (2) ..        --              --         40,013 / 0                       -- / --
Kurt E. Amundson (3) ...        --              --         43,747 / 0                       -- / --

----------

(1) Based on the $2.00 per share closing price of the Company's Common Stock on The Nasdaq National Market on June 30, 1998, less the exercise prices.

(2) Mr. Steckel's options ceased vesting upon his termination of employment on June 30, 1998; the vested options were exercisable until July 30, 1998.

(3) Mr. Amundson's options ceased vesting upon his termination of employment on May 30, 1998; the vested options were exercisable until July 1, 1998.

      Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

Compensation Committee Report on Executive Compensation

      The following is a report of the Compensation Committee of the Board of Directors (the "Committee") describing the compensation policies applicable to the Company's executive officers during the fiscal year ended June 30, 1998. The Committee is responsible for establishing and monitoring the general compensation policies and compensation plans of the Company, as well as the specific compensation levels for executive officers. It also makes recommendations to the Board of Directors concerning the granting of options under the Company's 1990 Incentive Stock Plan and 1995 Stock Option Plan. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

      General Policies

      The Company's compensation policies are designed to link the executive officers' compensation to the annual and long-term performance of the Company, to provide compensation that is competitive with that paid to other executives in the industry, and to provide compensation that will attract and retain talent and reward performance. The compensation mix reflects a balance of annual cash payments, consisting of annual base salary payments and incentive bonus payments, and long-term stock-based incentives in the form of stock options. The emphasis in incentive compensation is placed on stock-based options that more closely align the financial interests of the Company's employees with those of its shareholders.

      Base Salaries

      The salary component of executive compensation is based on the executive's level of responsibility for meeting Company objectives and performance, and comparable to similar positions in the Company and to comparable companies. Base salaries for executives are reviewed and adjusted annually based on information regarding competitive salaries, the results of industry compensation surveys, and individual experience and performance.

      Cash Bonuses

      The Company's incentive program for executive officers provides direct financial incentives in the form of cash bonuses. Specific individual performance was taken into account in determining bonuses, including meeting Company goals and individual performance objectives. No cash bonus payments were made in 1997-98.

      Stock Options

      The Company's 1995 Stock Option Plan provides for the issuance of stock options to officers and employees of the Company to purchase shares of the Company's Common Stock at an exercise price equal to the fair market value of such stock on the date of grant. The Company's stock options typically vest over a 48-month period in increments of 12.5% after the initial six months and approximately 2% per month thereafter. However, options granted to executives in 1997-98 had special delayed vesting provisions as follows: Mr. Dunbar: 0% in year 1, 14.3% in year 2, 14.3% in year 3, 71.4% in year 4; Mr. Steckel: 0% in year 1, 12.5% in year 2, 12.5% in year 3, 75% in year 4; Mr. Amundson and Ms.
Dean: 100% in year 4. A grant of 30,000 options to Mr. Coombes in 1996-97 will begin vesting upon Mr. Coombes' relocation to the U.S.

      The Company's compensation policies recognize the importance of stock ownership by senior executives and stock options are an integral part of each executive's compensation. The Committee believes that the opportunity for stock appreciation through stock options that vest over time promotes the relationship between long-term interests of executive officers and shareholders. The size of specific grants takes into account the executive officer's salary, number of options previously granted, as well as contributions to the Company's success.

      Compensation of the Chief Executive Officer

      George W. Dunbar has served as the Company's President and Chief Executive Officer since July 1991. His base salary for fiscal 1998 was $236,250. The Company and Mr. Dunbar entered into a Change in Control Agreement in March 1997 (see "Executive Compensation" above).

      The factors discussed above in "Base Salaries," "Cash Bonuses," and "Stock Options" were also applied in establishing the amount of Mr. Dunbar's salary and stock option grant. Factors in establishing Mr. Dunbar's compensation were the Company's product sales growth rate and the establishment of certain business development relationships.

      Deductibility of Executive Compensation

      The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, unless such compensation meets the requirements for the "performance-based" exception to the general rule. Since the cash compensation paid by the Company to each of its executive officers is expected to be well below $1 million and the Committee believes that options granted under the Company's 1995 Stock Option Plan will meet the requirements for qualifying as performance-based, the Committee believes that this section will not affect the tax deductions available to the Company. It will be the Committee's policy to qualify, to the extent reasonable, the executive officers' compensation for deductibility under applicable tax law.

                  Compensation Committee
                  Claude D. Arnaud, M.D.
                  John L. Castello
                  Gregory B. Lawless, Ph.D.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee of the Board of Directors currently consists of directors Arnaud, Castello, and Lawless. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

                          TRANSACTIONS WITH MANAGEMENT

      On December 30, 1994, the Company issued and sold an aggregate of 33,333 shares of Common Stock to George W. Dunbar with a purchase price of $1.20 per share pursuant to a Stock Purchase Agreement under the Company's 1995 Stock Option Plan. In connection with this purchase, on December 30, 1994, Mr. Dunbar executed a promissory note in favor of the Company in the amount of $40,000. This note accrues interest at a rate of 7.6% per annum and is due on the earlier of December 30, 1998 or the date of termination of the Mr. Dunbar's employment relationship with the Company. The Company loaned to Mr. Dunbar $290,000 in May 1998 pursuant to a 5.5% Secured Promissory Note as a short-term personal loan. This loan is due and payable on demand any time after May 5, 1999 or upon termination of Mr. Dunbar's employment with the Company for any reason.

      The Company loaned to John F. Coombes $75,000 in August 1996 pursuant to a 6.15% Secured Promissory Note as a short-term personal loan. This loan was paid in full in September 1998.

                             STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return for the Company's stock at September 30, 1998 since June 30, 1995 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934) to the cumulative return over such period of (i) the BioCentury 100 index, (ii) the Total Return Index for The Nasdaq National Market Composite Index, (iii) the Hambrecht & Quist Life Sciences Index, (iv) the Russell 2000 Index and (v) the SG Cowen Medtech Small Cap Index. The Russell 2000 Index and the SG Cowen Medtech Small Cap Index were added this year to replace the BioCentury 100 Index and the Nasdaq Index; the Company believes its medical technology industry and small market capitalization are more comparable to the new indices. The graph assumes that $100 was invested at the closing of business on June 30, 1995, the date on which the Company completed its Initial Public Offering of Common Stock, in the Common Stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of the Company at a per share price of $12.00, the closing price on June 30, 1995, and that subsequent data points represent the closing price of the stock or index on the last trading day of the month represented. The stock price performance is not necessarily indicative of future stock price performance.

  [The following table was depicted as a line chart in the printed materials.]

                                             Nasdaq National      H&Q Life                     SG Cowen Medtech
DATE     Bio Century 100   Metra Biosystems    Composite       Sciences Index   Russell 2000      Small Cap
----     ---------------   ----------------    ---------       --------------   ------------      ---------
Jun-95      100               100             100                 100           100               100
Sep-95      145.4806          164.5833        111.80654           121.9801      109.4313013       118.70412
Dec-95      172.5971          143.75          112.81456           145.3889      111.4021789       117.86968
Mar-96      195.9589          118.75          117.99114           140.6534      116.6202447       127.1397
Jun-96      215.4441          45.83333        127.06812           129.7737      122.2014596       105.19921
Sep-96      208.9608          50              132.0963            138.5721      122.1238938        91.51997
Dec-96      210.4943          39.58333        138.9656            134.8744      127.8461376        79.77422
Mar-97      194.6134          35.41667        131.4091            133.7266      120.7770687        72.05892
Jun-97      197.5742          40.10417        155.8841            137.0214      139.7524944        70.34389
Sep-97      249.5306          29.16667        182.4686            145.9146      160.0042309        76.7343
Dec-97      208.2103          30.20833        170.085             133.9393      154.081021         61.7683
Mar-98      241.0954          18.75           199.5738            155.1971      169.4707894        64.66961
Jun-98      222.5648          16.66667        205.1383            147.568       161.2734901        51.22709
Sep-98      172.423           6.25            183.8262            157.609       128.1528752        35.80035

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

Nominees

      At the Annual Meeting, the shareholders will elect seven directors to serve until the 1999 Annual Meeting of Shareholders or until their respective successors are elected and qualified. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected. All nominees are currently directors of the Company.

      In voting for directors, each shareholder is entitled to cast that number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock held by such shareholder. Such votes may be cast for one candidate or distributed in any manner among the nominees for directors. However, the right to cumulate votes in favor of one or more candidates may not be exercised unless the candidate or candidates have been nominated prior to the voting, and a shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder's intention to cumulate such shareholder's votes. If any one shareholder gives such notice, all shareholders may cumulate their votes for candidates in nomination. The persons authorized to vote shares represented by proxies in the enclosed form will (if authority to vote for the election of directors is not withheld) have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

      Assuming a quorum is present, the seven nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company for the ensuing year. Unless marked otherwise, proxies received will be voted FOR the election of each of the seven nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

      The names of the nominees, their ages as of October 31, 1998, and certain other information about them are set forth below:

Name of Nominee                     Age           Principal Occupation            Director Since
---------------                     ---           --------------------            --------------
George W. Dunbar, Jr............    51     President, Chief Executive Officer,         1991
                                           Chief Financial Officer, and Director
Claude D. Arnaud, M.D...........    68     Director                                    1990
Mariann Byerwalter..............    38     Director                                    1998
John L. Castello................    62     Director                                    1993
Gregory B. Lawless, Ph.D........    58     Director                                    1998
Mary Lake Polan, M.D., Ph.D.....    54     Director                                    1992
Craig C. Taylor.................    48     Director                                    1991

      There are no family relationships among any of the directors or executive officers of the Company.

      Mr. Dunbar joined the Company as President, Chief Executive Officer and Director in July 1991. Prior to joining the Company, he was the Vice President of Licensing and Business Development of The Ares-Serono Group ("Ares-Serono"), a Swiss health care company that markets pharmaceutical, diagnostic and veterinary products worldwide, from 1988 until 1991, where he established a licensing and acquisition group for its health care divisions. From 1974 until 1987, he held various senior management positions with Amersham International ("Amersham"), a health care and life sciences company, where he most recently served as Vice President for its Life Sciences business in North America. Mr. Dunbar also served as Amersham's General Manager of Pacific Rim markets and Eastern Regional operations and, prior to that, he managed the international marketing of Amersham's medical and industrial radioisotopes. Mr. Dunbar also serves as a director of Sonus Pharmaceuticals Inc., LJL Biosystems Inc., Valley Medical Center Foundation, and Metra Biosystems (U.K.) Ltd., the Company's wholly owned subsidiary. Mr. Dunbar holds a B.S. in electrical engineering and an M.B.A. from Auburn University, and sits on the Auburn School of Business M.B.A. Advisory Committee.

      Dr. Arnaud is a co-founder of the Company, a member of its Scientific Advisory Board, and joined the Company's Board of Directors in July 1990. Since 1981, Dr. Arnaud has been affiliated with the University of California at San Francisco ("UCSF") and is currently Professor of Medicine and Physiology, Director of Programs in Osteoporosis and Bone Biology, and Director of the Center for Osteoporosis and Metabolic Bone Disease at UCSF. Dr. Arnaud has served on several editorial advisory boards, including the Journal of Bone and Mineral Research, Calcified Tissue International, Bone, and Osteoporosis International. He is a founder and former president of the American Society of Bone and Mineral Research and is a recipient of that society's William F. Newman Award for excellence in research and teaching. Dr. Arnaud received his B.A. in medicine from Columbia College, his M.D. from New York Medical College, and completed postdoctoral work at the University of Wisconsin.

      Ms. Byerwalter joined the Company's Board of Directors in February 1998. She became Stanford's vice president for business affairs and chief financial officer in 1996. She was co-founder and partner of America First Financial Corporation. Ms. Byerwalter was the chief operating officer and chief financial officer of America First Holdings and from 1993 to 1996, CFO of EurekaBank. Ms. Byerwalter holds an M.B.A. degree from Harvard University and a bachelor's degree from Stanford. She was a director of EurekaBank from 1988 until its sale in 1998. She is a director of America First Companies of Omaha, Nebraska, and of Stanford Health Services.

      Mr. Castello joined the Company's Board of Directors in July 1993. He is the Chairman, President and Chief Executive Officer of XOMA Corporation ("XOMA"), a human therapeutics and biotechnology company. Prior to joining XOMA in 1992, Mr. Castello was with Ares-Serono where he served as President and Chief Operating Officer from 1988 to 1992. Mr. Castello is also a director of Cholestech Corporation, a medical diagnostics company, and Alpha Therapeutics. Mr. Castello holds a B.S. in mechanical and industrial engineering from the University of Notre Dame.

      Dr. Lawless joined the Company's Board of Directors in February 1998. He has seventeen years' experience as a chief executive in the healthcare industry in both pharmaceutical and diagnostic businesses in both large and small company settings. His most recent assignment was President and CEO of Cygnus, a drug delivery and diagnostics company in Redwood City, CA. Before joining Cygnus, from 1989 to 1992 he was president and chief operating officer of Chiron

Corporation. Prior to joining Chiron, Dr. Lawless was affiliated with DuPont Company in various management positions in its healthcare businesses. He holds a B.S. degree in pharmacy from Fordham University, an M.S. degree in analytical chemistry from St. John's University (New York), and a Ph.D. in physical biochemistry from Temple University in Philadelphia.

      Dr. Polan has served as a member of the Company's Board of Directors since August 1992. She is the Chairman of the Department of Gynecology and Obstetrics at Stanford University School of Medicine Previously, Dr. Polan was an Associate Professor in the Department of Obstetrics and Gynecology at Yale University. She has been a member of the Board of Health Sciences Policy of the Institute of Medicine, a unit of the National Academy of Sciences, since 1992. Dr. Polan is also a director of Quidel Corporation, a human diagnostics company, Gynecare, Inc., a medical device company, and American Home Products, a pharmaceutical and consumer products company. Dr. Polan received her B.A. in chemistry from Connecticut College and from Yale University, a Ph.D. in biophysics, biochemistry and medicine.

      Mr. Taylor joined the Company's Board of Directors in August 1991. He joined Asset Management Company in 1977 and is a general partner of Asset Management Associates and as well as associated private venture capital partnerships, one of which is a shareholder of the Company. Mr. Taylor serves as a director of Lynx Therapeutics, Inc., and Pharmacyclics, Inc., which are human therapeutics companies. Mr. Taylor received a B.S. and M.S. in physics from Brown University and an M.B.A. from Stanford University.

Meetings and Committees of the Board of Directors

      During the period from July 1, 1997 through June 30, 1998 (the "last fiscal year"), the Board met seven times and no director nominee attended fewer than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he or she serves. The Board has an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for shareholders to nominate persons to serve as directors, the Board will consider nominations from shareholders, which should be addressed to George Dunbar at the Company's address set forth above.

      The Audit Committee, which currently consists of directors Byerwalter, Polan, and Taylor, held two meetings during the last fiscal year. The Audit Committee recommends the engagement of the firm of certified public accountants to audit the financial statements of the Company and monitors the effectiveness of the audit effort, the Company's financial and accounting organization, and its system of internal accounting controls.

      The Compensation Committee which currently consists of directors Arnaud, Castello, and Lawless, held five meetings during the last fiscal year. Its functions are to establish and administer the Company's policies regarding annual executive salaries, cash incentives, and long-term equity incentives. The Compensation Committee administers the Company's 1995 Stock Option Plan, 1995 Directors' Stock Option Plan, 1995 Employee Stock Purchase Plan and 1990 Incentive Stock Plan.

Compensation of Directors

      Effective March 3, 1997, non-employee directors receive cash compensation for meeting attendance as follows: $1,000 for each meeting of the Board of Directors attended; $500 for attending committee meetings held on days upon which the full Board of Directors does not meet;

and $500 for telephonic meetings more than one-half hour in duration. Additionally, directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board. The Company's 1995 Directors' Stock Option Plan (the "Directors' Plan") provides that each person who becomes a non-employee director of the Company will be granted a non-statutory stock option to purchase 10,000 shares of Common Stock on the date on which the optionee first becomes a non-employee director of the Company. Thereafter, on the date of each annual meeting of the Company's shareholders at which such director is elected, each such non-employee director shall be granted an additional option to purchase 5,000 shares of Common Stock if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. Each of the nominees for director will have served for more than six months at the time of the Annual Meeting, and so will receive options to purchase 5,000 shares of the Company's Common Stock under the Directors' Plan if they are reelected to the Board at the Annual Meeting.

Recommendation of the Board

                         THE BOARD RECOMMENDS A VOTE FOR
                    THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                                 PROPOSAL NO. 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      Ernst & Young LLP has served as the Company's independent auditors since May 1997 and has been appointed by the Board to continue as the Company's independent auditors for the year ending June 30, 1999. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of auditors.

      A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Recommendation of the Board

                         THE BOARD RECOMMENDS A VOTE FOR
      RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S
             INDEPENDENT AUDITORS FOR THE YEAR ENDING JUNE 30, 1999

                                  OTHER MATTERS

      The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

      It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to mark, date, execute, and promptly return the accompanying proxy card in the enclosed envelope.

                                           By Order of the Board of Directors,


                                           Mark B. Weeks
                                           Secretary

October 28, 1998
Mountain View, California